EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                         CONSOLIDATED GRAPHICS COMPLETES
                       ACQUISITION OF TURSACK INCORPORATED

     HOUSTON, TEXAS - April 8, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the completion of its acquisition of Tursack Incorporated ("Tursack"), the premier high-quality color printer located in Philadelphia, Pennsylvania. The acquisition of Tursack provides Consolidated Graphics a strong entry into eastern Pennsylvania, New York, New Jersey and Delaware.
Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Tursack is an exceptional organization headquartered in Philadelphia, one of the largest printing markets in the country. With its close proximity to many of the major metropolitan markets in the region, Tursack also gives us access to numerous key markets in the Northeast. We look forward to bringing our capabilities to Tursack and helping Bob Tursack and his strong team grow their operations."

     Bob Tursack, Jr., President of Tursack, stated, "Becoming a part of Consolidated Graphics places us ahead of our competition with financial strength and the backing of a truly unique organization. Our joining Consolidated Graphics is a very positive development for our staff and our customers."


     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 36 companies with annualized revenues in excess of $365 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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